Exhibit 5.1

MMTEC, INC.	D +852 3656 6054 E: nathan.powell@ogier.com D +852 3656 6061
E florence.chan@ogier.com

Reference: FYC/JNG/174999.00002

9 May 2023

Dear Sirs

MMTEC, INC. (the Company) (Company no. 1966158)

We have acted as British Virgin Islands counsel to the Company in connection with the Company's issuance of 8% senior convertible promissory notes due 2025 in the aggregate principal amount of not more than US$70,000,000 (the Notes) from time to time pursuant to a securities purchase agreement dated 31 March 2023 between the Company and the investor(s) named therein (the Purchase Agreement). The Notes will be sold by the Company pursuant to the Company’s registration statement on Form F-3 (File No. 333- 265898) under the Securities Act of 1933, as amended (the Securities Act), filed with the Securities and Exchange Commission (the Commission) (the Registration Statement), a base prospectus dated 24 August 2022 (the Base Prospectus) and a prospectus supplement dated 31 March 2023 (together with the Base Prospectus, the Prospectus). The Notes are convertible into certain number of the ordinary shares of US$0.01 par value each (the Conversion Shares) in accordance with the terms of the Notes (the Note Instruments), with a floor price of the conversion set at not lower than US$0.30 per share.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents: (the Documents):

(a)	the constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands (the Registrar) on 30 March 2023 (the Company Registry Records), including:

(i)	a copy of the certificate of incorporation of the Company dated 4 January 2018; and

(ii)	a copy of the amended and restated memorandum and articles of association of the Company adopted by a resolution of directors dated 26 October 2022 and filed with the Registrar on 26 October 2022 (the Memorandum and Articles).

Ogier British Virgin Islands, Cayman Islands, Guernsey, Jersey and Luxembourg practitioners Floor 11 Central Tower 28 Queen's Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Michael Snape Justin Davis	Florence Chan Lin Han Cecilia Li Rachel Huang Richard Bennett James Bergstrom Marcus Leese

(b)	the public information revealed from a search of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System (the High Court Database) by the Registry of the High Court of the Virgin Islands on 30 March 2023 and updated on 9 May 2023 (the Court Records, and together the Company Registry Records, the Public Records);

(c)	a copy of the register of directors of the Company as provided to us on 3 April 2023 (the Register of Directors);

(d)	a listed register of members of the Company as at 27 March 2023 (the Register of Members, and together with the Register of Directors, the Registers);

(e)	a certificate of incumbency issued by the registered agent of the Company dated 3 April 2023;

(f)	a copy of the unanimous written resolutions of the directors of the Company dated 30 March 2023 (the Board Resolutions); and

(g)	the Prospectus Supplement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Register of Directors and Register of Members is accurate and complete as at the date of this opinion;

(e)	the Memorandum and Articles are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

(f)	the Purchase Agreement has been duly authorised, executed and unconditionally delivered by or on behalf of all respective parties thereto in accordance with all relevant laws, and that such execution and delivery and the performance of the obligations therein contained is within the capacity and powers of will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than the Company as regards to the laws of the British Virgin Islands);

(g)	the choice of the laws of the jurisdiction selected to govern the Documents has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of that jurisdiction and all other relevant jurisdictions (other than the British Virgin Islands);

(h)	all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(i)	the Board Resolutions remain in full force and effect and have not been, and will not be, rescinded or amended, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the transactions set out in the Board Resolutions and no director has a financial interest in or other relationship to a party of the transactions contemplated therein which has not been properly disclosed in the Board Resolutions;

(j)	neither the directors and shareholders of the Company have taken any steps to wind up the Company or to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;

(k)	the issuance of the Conversion Shares upon conversion of the Notes will not exceed the Company's maximum number of shares authorised for issuance;

(l)	no invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for the Notes or the Conversion Shares and none of the Notes or the Conversion Shares have been offered or issued to residents of the British Virgin Islands;

(m)	upon the issue of the Conversion Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

(n)	the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of the Notes, and the due execution and delivery thereof by each party thereto;

(o)	the Company is, and after the issuance of the Notes and the allotment of the Conversion Shares (upon conversion of the Notes), will be able to pay its liabilities as they fall due;

(p)	the information and each of the documents disclosed by the Public Records was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration, or which is required by the laws of the British Virgin Islands to be delivered for registration, which was not included and available for inspection in the Public Records; and

(q)	there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Valid Issuance of the Conversion Shares

(a)	The Conversion Shares to be issued pursuant to the Purchase Agreement and the Note Instruments have been duly authorised for issue and when:

(i)	issued by the Company upon due exercise of the Notes in accordance with the Purchase Agreement, the Note Instrument and the Board Resolutions and in accordance with the Company's then effective memorandum and articles of association and once consideration as stated in the said documents which shall not be less than the par value per Conversion Share is paid; and

(ii)	such issuance of Conversion Shares has been duly registered in the Company's register of members as fully paid shares,

will be validly issued, fully paid and non-assessable under British Virgin Islands law.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the British Virgin Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the British Virgin Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents.

4.2	Under the BCA an annual fee must be paid in respect of the Company to the Registry of Corporate Affairs in the British Virgin Islands. Failure to pay the annual fees by the relevant due date will render the Company liable to a penalty fee in addition to the amount of the outstanding fees. If the license fee remains unpaid from the due date, the Company will be liable to be struck off the Register of Companies.

4.3	The Public Records and our searches thereof may not reveal the following:

(a)	in the case of the Company Registry Records, details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search;

(b)	in the case of the Court Records, details of proceedings which have been filed but not actually entered in the High Court Database at the time of our search;

(c)	whether an application for the appointment of a liquidator or a receiver has been presented to the High Court of the British Virgin Islands or whether a liquidator or a receiver has been appointed out of court, or whether any out of court dissolution, reconstruction or reorganisation of the Company has been commenced; or

(d)	any originating process (including an application to appoint a liquidator) in respect of the Company in circumstances where the High Court of the British Virgin Islands has prior to the issuance of such process ordered that such process upon issuance be anonymised (whether on a temporary basis or otherwise), and the following points should also be noted:

(e)	the Court Records reflect the information accessible remotely on the High Court Database, we have not conducted a separate search of the underlying Civil Cause Book (the Civil Cause Book) or the Commercial Cause Book (the Commercial Cause Book) at the Registry of the High Court of the British Virgin Islands. Although the High Court Database should reflect the content of the Civil Cause Book and the Commercial Cause Book, neither the High Court Database nor the Civil Cause Book or Commercial Cause Book is updated every day, and for that reason neither facility can be relied upon to reveal whether or not a particular entity is a party to litigation in the British Virgin Islands;

(f)	the High Court Database is not updated if third parties or noticed parties are added to or removed from the proceedings after their commencement; and

(g)	while it is a requirement under Section 118 of the Insolvency Act 2003 that notice of the appointment of a receiver be registered with the Registry of Corporate Affairs, however, it should be noted that failure to file a notice of appointment of a receiver does not invalidate the receivership but gives rise to penalties on the part of the receiver.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the British Virgin Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the British Virgin Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific British Virgin Islands legislation is a reference to that legislation as amended to the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Legal Matters” of the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is effective.

Yours faithfully

/s/ Ogier
Ogier